EX-20.B

                       MEMORANDUM OF UNDERSTANDING

     MEMORANDUM OF UNDERSTANDING dated as of the 3rd day of February, 1998 between TREATS CANADA CORPORATION a corporation incorporated under the laws of Ontario ('Treats") and EMC GROUP, INC. ("EMC") a Florida Corporation.

WHEREAS the parties hereto have entered into a National Marketing Agreement dated December 1, 1997 between Treats Canada Corporation as Licensor and EMC Group, Inc. as Licensee (the "National Marketing Agreement") in respect of MC acquiring the National Marketing rights for the United States of America AND WHEREAS the parties hereto have entered into an Agreement of Purchase and Sale dated February 3, 1998 between Treats Canada Corporation as Vendor and EMC Group, Inc. as Purchaser (the "Agreement of Purchase and Sale") in respect of the sale by the Vendor of all of the goodwill, assets and fixtures located in the TREATS Store situated in the premises known as Unit 210, New Centre One Building, 3031 W. Grand Blvd., Detroit, Michigan, USA (the 'Assets").

AND WHEREAS the purpose of this Memorandum of Understanding is to set forth certain clarifications of the National Marketing Agreement and the Agreement of Purchase and Sale.

Accordingly, in consideration of the EMC acquiring the National Marketing rights for the United States of America and in consideration of EMC acquiring the Assets, EMC will issue 2,700,000 Class "A" convertible Preference Shares of the capital stock of EMC and 100,000 Class "A" convertible Preference Shares of the capital stock of EMC respectively to Treats, which Preference Shares are convertible for common stock of EMC for an aggregate amount equivalent to US$2,800,000 based on the following criteria and conditions:

(i)    the Preference Shares may only be converted in whole;

(ii) the share value will be determined based on the weighted average trading price of EMC's common stock in the sixty (60) days prior to conversion;

(iii) conversion shall be subject to the approval of the Board of Directors of EMC; and

(iv) approval of the conversion by EMC will only be granted as long as the conversion does not exceed Ten Percent (10%) of the total number of outstanding common shares of EMC.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding as of the date set forth above.

                                          TREATS CANADA CORPORATION

                                          Per::    /s/   Paul J. Gibson
/s/  Carmen Savary                        PAUL J. GIBSON,
Carmen Savary                             PRESIDENT AND CHIEF EXECUTIVE
Witness                                   OFFICER


                                               EMC GROUP, INC.

/s/  Waltraut Stoltenberg                      Per:   /s/  Erhard Sommer
Waltraut Stoltenberg                           ERHARD SOMMER
Witness                                        PRESIDENT